Exhibit 10.1
AMENDMENT TO EMPLOYMENT AGREEMENT
AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) entered into the 31st day of December, 2010, by and between Cogdell Spencer Inc., a Maryland corporation (the “Company”), with its principal place of business as 4401 Barclay Downs Drive, Suite 300, Charlotte, North Carolina 28209-4670, and James W. Cogdell, residing at the address set forth on the signature page (the “Executive”).
WHEREAS, the Company, Cogdell Spencer LP, a Delaware Limited Partnership (the “Operating Partnership”) and the Executive have previously entered into that certain Employment Agreement dated October 21, 2005 (as it may have heretofore been amended, the “Agreement”), under which the Executive was employed as Chairman of the Board of Directors of the Company and Executive Officer of the Operating Partnership; and
WHEREAS, Section 7.6 of the Agreement provides that any amendment to the Agreement shall be in writing and signed by both parties in order to be binding; and
WHEREAS, the Company and the Executive now desire to amend the Agreement through this Amendment for the purpose of ensuring that the compensation and/or benefits provided in the Agreement to comply with the Internal Revenue Code Section 409A, including regulations and guidance issued thereunder (“Section 409A”) or to fall within an exception to the application of Section 409A prior to the expiration of the time for correcting documentary deficiencies in the Agreement as permitted by IRS Notice 2010-6.
NOW THEREFORE, the Company and the Executive hereby agree to amend the Agreement as follows:
1. Section 3.2. hereby amended by adding the following language at the end thereof:
“Payment of the Annual Bonus shall be in a lump sum on or before March 15 of the Executive’s first taxable year following the year in which the bonus is awarded by the Company.”
2. Section 5.2(b)(ii)(B) of the Agreement is hereby amended and restated in its entirety to read as follows:
“(B) (x) for a period of 18 months after termination of employment such continuing health benefits (including any medical, vision or dental benefits), under the Company’s health plans and programs applicable to senior executives of the Company generally as the Executive would have received under this Agreement (and at such costs to the Executive) as would have applied in the absence of such termination (but not taking into account any post-termination increases in Annual Salary that may otherwise have occurred without regard to such termination and that may have favorably affected such benefits) and (y) a cash payment equal to $value of 18 months of premiums, payable no later than 30 days after such termination;”

3. A new Section 7.17 is hereby added to the Agreement as follows:
“7.17 Section 409A Compliance.
(a) Any payments under this Agreement that are deemed to be deferred compensation subject to the requirements of Section 409A are intended to comply with the requirements of Section 409A. To this end and notwithstanding any other provision of this Agreement to the contrary, if at the time of the Executive’s termination of employment with the Company, (i) the Company’s securities are publicly traded on an established securities market, (ii) the Executive is a “specified employee” (as defined in Section 409A), and (iii) the deferral of the commencement of any payments or benefits otherwise payable pursuant to this Agreement as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of such payments (without any reduction in amount ultimately paid or provided to the Executive) that are not paid within the short-term deferral rule under Section 409A (and any regulations thereunder) or within the “involuntary separation” exemption of Treasury Regulations § 1.409A-1(b)(9)(iii). Such deferral shall last until the date that is six months following the Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A). Any amounts the payment of which are so deferred shall be paid in a lump sum payment within 10 days after the end of such deferral period. If the Executive dies during the deferral period prior to the payment of any deferred amount, then the unpaid deferred amount shall be paid to the personal representative of the Executive’s estate within 60 days after the date of the Executive’s death. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
(b) Termination of Employment. To the extent that Section 409A applies to a payment upon termination of employment, “termination of employment” shall mean that the Executive has incurred a separation from service as defined by Section 409A. The Executive will not be considered to have had a separation from service if he is on military leave, sick leave or other bona fide leave of absence if the period of such absence does not exceed six months or, if longer, so long as the Executive has a right to reemployment that is provided by statute or contract.
(c) Expense Reimbursement. Any of the expenses eligible for reimbursement under this Agreement in any year shall not affect any expenses eligible for reimbursement or in-kind benefits to be provided in any other year. To the extent applicable, such reimbursements shall be made by the Company on or before the last day of the Executive’s taxable year following the taxable year in which such expenses were incurred by the Executive. The Executive’s rights to reimbursement as provided under this Agreement are not subject to liquidation or exchange for any other benefit.”

4. In all other respects, the Agreement shall remain unchanged and in full force and effect.
This Amendment may be executed in two or more counterparts, and such counterparts shall constitute one and the same instrument. Signatures delivered by facsimile shall be deemed effective for all purposes to the extent permitted under applicable law.
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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

COGDELL SPENCER INC.
By:
Charles M. Handy, Chief Financial Officer,
Executive Vice President and Secretary

COGDELL SPENCER LP
By:	CS Business Trust I, its General Partner

By:
Charles M. Handy, Trustee

EXECUTIVE

James W. Cogdell